EXHIBIT 99.1

Atrion Reports Second Quarter 2022 Results

ALLEN, Texas, Aug. 08, 2022 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the second quarter ended June 30, 2022.

Revenues for the second quarter of 2022 totaled $48.9 million compared to $42.7 million for the same period in 2021. For the quarter ended June 30, 2022, operating income was $11.0 million, up $1.2 million over the comparable 2021 period, and net income was $9.3 million, up $424 thousand over the same period in 2021. Second quarter 2022 diluted earnings per share were $5.20 compared to $4.88 for the second quarter of 2021.

Commenting on the results for the second quarter of 2022 compared to the prior year period, David Battat, President and CEO, stated, “We had outstanding results in the just-ended quarter, with revenues up 14% and operating income up 13%, despite incurring $1.6 million in higher sales and administrative expenses. These results are particularly strong given that we continued to encounter labor and supply chain shortages, as well as localized outbreaks of COVID-19 during the quarter.” Mr. Battat continued, “Notwithstanding additional increased costs for labor, raw materials, and electricity, our gross margin improved from 42% to 43%, reflecting increases in sales of higher margin products as well as our continued focus on investing in equipment that increases quality and efficiency.”

Mr. Battat stated, “We expect double-digit growth in revenues and a 20% increase in operating income in the second half of 2022.” Mr. Battat concluded, “Cash and short and long term investments totaled $66.4 million after our purchase of 9,526 shares of the Company’s stock during the second quarter at an average price of $618.65. We remain debt free.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, the Company’s expectations regarding growth in revenues and an increase in operating income in the second half of 2022. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$48,882	$42,693	$96,020	$81,862
Cost of goods sold	28,049	24,826	55,943	47,656
Gross profit	20,833	17,867	40,077	34,206
Operating expenses	9,804	8,072	18,798	15,480
Operating income	11,029	9,795	21,279	18,726

Interest and dividend income	292	183	429	399
Other investment income (loss)	(308)	963	(548)	1,025
Other income	60	--	85	66
Income before income taxes	11,073	10,941	21,245	20,216
Income tax provision	(1,725)	(2,016)	(3,398)	(3,565)
Net income	$9,348	$8,925	$17,847	$16,651

Income per basic share	$5.21	$4.89	$9.94	$9.12

Weighted average basic shares outstanding	1,794	1,826	1,796	1,826

Income per diluted share	$5.20	$4.88	$9.91	$9.10

Weighted average diluted shares outstanding	1,798	1,828	1,800	1,830

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
ASSETS	2022	2021
	(Unaudited)
Current assets:
Cash and cash equivalents	$16,437	$32,264
Short-term investments	34,146	29,059
Total cash and short-term investments	50,583	61,323
Accounts receivable	27,539	21,023
Inventories	54,281	50,778
Prepaid expenses and other	5,171	3,447
Total current assets	137,574	136,571
Long-term investments	15,794	19,423
Property, plant and equipment, net	108,806	97,972
Other assets	13,143	13,298

	$275,317	$267,264

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	19,273	13,346
Line of credit	--	--
Other non-current liabilities	9,589	9,622
Stockholders’ equity	246,455	244,296

	$275,317	$267,264